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                                                                    EXHIBIT 99.1

                             THE UNIMARK GROUP, INC.
                                                                    NEWS RELEASE

                              FOR IMMEDIATE RELEASE


              THE UNIMARK GROUP, INC. RECEIVES $16 MILLION PROPOSAL
                  AND M&M NOMINEE WITHDRAWS GOING PRIVATE OFFER

Bartonville, TX, March 7, 2003 -The UniMark Group, Inc. (OTC Bulletin Board:
"UNMG.OB") announced today that it has received a $16 million proposal for the company's Victoria juice processing plant and certain contract rights for the growing and processing of Italian lemons. Under the proposed terms, UniMark will retain the approximately 6,250 acres of lemon groves, which has been planted with more than 800,000 Italian lemon trees.

Further, UniMark has been informed by M&M Nominee, LLC, the company's largest shareholder, that it has withdrawn its previously-announced offer to acquire all of UniMark's outstanding shares of common stock not already owned by M&M Nominee.

ABOUT THE UNIMARK GROUP, INC.

The UniMark Group, Inc. is a vertically integrated citrus and tropical fruit growing and processing company supplying major branded food companies in the United States and selected countries worldwide, with substantially all of its operations in Mexico.

Further information about UniMark may also be obtained from a number of sources via the Internet. Government filings may be accessed through www.freeedgar.com or www.sec.gov and at http://finance.yahoo.com.

COMPANY CONTACT:              Gustavo Fernandez Cardenas, President and CEO or,
                              David E. Ziegler, CFO/Investor Relations
                              817-491-2992


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